                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-54998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 13, 2001)

                                  $600,000,000

                               ALBERTSON'S, INC.
                    $200,000,000 7.25% SENIOR NOTES DUE 2013
                 $400,000,000 8.00% SENIOR DEBENTURES DUE 2031

                             ----------------------

     Albertson's, Inc. will pay interest on the Notes and Debentures on May 1 and November 1 of each year commencing on November 1, 2001. The Notes and Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

     Albertson's has the option to redeem all or any portion of the Notes or Debentures at the redemption price and in the manner described in this prospectus supplement.
                             ----------------------

                                                                                          PROCEEDS, BEFORE
                                                 PUBLIC OFFERING       UNDERWRITING         EXPENSES, TO
                                                    PRICE (1)            DISCOUNT            ALBERTSON'S
                                                 ---------------       ------------       ----------------
    Per 7.25% Note due 2013..................        99.534%              0.675%               98.859%
    Total....................................     $199,068,000          $1,350,000          $197,718,000
    Per 8.00% Debenture due 2031.............        99.943%              0.875%               99.068%
    Total....................................     $399,772,000          $3,500,000          $396,272,000

     (1) Plus accrued interest from May 1, 2001, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     The Notes and Debentures will be ready for delivery in book-entry form only through The Depository Trust Company, including for the accounts of Euroclear and Clearstream Luxembourg, on or about May 1, 2001.
                             ----------------------

BANC OF AMERICA SECURITIES LLC                               MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
BANC ONE CAPITAL MARKETS, INC.
    U.S. BANCORP PIPER JAFFRAY
              WACHOVIA SECURITIES, INC.
                        FIRST UNION SECURITIES, INC.
                                  THE WILLIAMS CAPITAL GROUP, L.P.
                             ----------------------

           The date of this prospectus supplement is April 27, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................   S-3
The Company.................................................   S-3
Use of Proceeds.............................................   S-4
Capitalization..............................................   S-5
Selected Consolidated Financial Data........................   S-6
Description of the Notes and Debentures.....................   S-8
Underwriting................................................  S-14
Legal Matters...............................................  S-15
Experts.....................................................  S-15

                            PROSPECTUS
About This Prospectus.......................................     3
Where You Can Find More Information.........................     3
Incorporation by Reference..................................     3
Forward-Looking Statements..................................     4
Albertson's, Inc............................................     5
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     6
Plan of Distribution........................................    16
Legal Opinions..............................................    17
Experts.....................................................    17

                         ------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Albertson's has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Albertson's is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. The business, financial condition, results of operations and prospects of Albertson's may have changed since those dates.

NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY ALBERTSON'S OR ANY UNDERWRITER THAT WOULD PERMIT DISTRIBUTION OF A PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. ANY PERSON INTO WHOSE POSSESSION THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS COMES IS ADVISED BY ALBERTSON'S AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE NOTES AND DEBENTURES AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes or incorporates by reference forward-looking statements, including those identified by the words "believes," "anticipates," "expects" and similar expressions. Albertson's has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     - changes in the general economy,

     - changes in consumer spending,

     - changes in competitive factors,

     - changes in the rate of inflation,

     - changes in state or federal legislation or regulation,

     - adverse determinations with respect to litigation or other claims (including environmental matters),

     - labor negotiations,

     - the cost and stability of power sources, and

     - Albertson's ability to successfully integrate the operations of acquired or merged companies.

     Albertson's undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or in the incorporated documents might not occur.

                                  THE COMPANY

     Albertson's, Inc. is incorporated under the laws of the State of Delaware and is the successor to a business founded by J.A. Albertson in 1939. Albertson's is one of the largest retail food-drug companies in the United States. Its stores operate primarily under the names of Albertson's, Acme Markets, Jewel Food Stores, Seessel's, Super Saver, Max Foods, Osco Drug and Sav-on Drugs.

     As of February 1, 2001, Albertson's operated 2,512 stores in 36 Northeastern, Western, Midwestern and Southern states. These stores consist of 1,362 combination food-drug stores (including 150 fuel centers located near these stores), 807 stand-alone drug stores, 315 conventional supermarkets and 28 warehouse stores. Retail operations are supported by 19 major Albertson's distribution centers that provide product exclusively to Albertson's retail stores.

     Albertson's owns over 47% of the retail stores it operates, including owned buildings on leased land, and leases the remaining stores. Albertson's also owns most of its administrative offices and distribution centers. Albertson's prefers to own its properties because doing so provides control and flexibility with respect to financing terms, remodeling, expansions (including the addition of fuel centers) and closures.

     Albertson's mission is to be "The Best Store in Your Neighborhood" by creating value through superior service and quality products. During the next two years, Albertson's intends to open approximately 164 combination food-drug stores, approximately 145 stand-alone drugstores and approximately 210 fuel centers, funded primarily through internally generated cash flow. Albertson's strives to maintain a strong cash flow and balance sheet to enable it to grow and to maintain financial flexibility.

     On April 23, 2001, the Board of Directors of Albertson's appointed Lawrence
R. Johnston as a Class I director, Chairman of the Board and Chief Executive Officer. Immediately prior to joining Albertson's, Mr. Johnston served as President and Chief Executive Officer of the GE Appliances Division of General Electric Company.

                                USE OF PROCEEDS

     Albertson's intends to use the $593,765,000 net proceeds from the sale of the Notes and Debentures for the repayment of debt and for general corporate purposes, including potential purchases of shares of its outstanding common stock. See "Capitalization" with respect to certain debt to be repaid by Albertson's.

                                 CAPITALIZATION

     The following table sets forth Albertson's actual debt and capitalization as of February 1, 2001 and as adjusted to give effect to the repayment of certain debt with the proceeds of the offering. The table should be read in conjunction with Albertson's consolidated financial statements and accompanying notes incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                      FEBRUARY 1, 2001
                                                              --------------------------------
                                                                 ACTUAL          AS ADJUSTED
                                                              -------------    ---------------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
Commercial paper borrowings and operating lines (1).........    $ 1,153.2         $   553.2
Long-term debt
  6.55% Notes due 2004......................................        300.0             300.0
  6.95% Notes due 2009......................................        350.0             350.0
  7.40% Debentures due 2005.................................        200.0             200.0
  7.45% Debentures due 2029.................................        650.0             650.0
  7.50% Debentures due 2011.................................        700.0             700.0
  7.50% Debentures due 2037.................................        200.0             200.0
  7.75% Debentures due 2026.................................        200.0             200.0
  7.90% Debentures due 2017.................................         95.5              95.5
  8.00% Debentures due 2026.................................        271.8             271.8
  8.35% Notes due 2010......................................        275.0             275.0
  8.70% Debentures due 2030.................................        225.0             225.0
  9.125% Notes due 2002.....................................         79.8              79.8
  Medium-term notes.........................................        762.0             762.0
  Industrial revenue bonds..................................         12.4              12.4
  Mortgage note payable.....................................         57.6              57.6
  Other notes payable.......................................        200.0             200.0
  Other borrowings..........................................         45.4              45.4
  New securities offered hereby.............................           --             600.0
  Obligations under capital leases..........................        246.8             246.8
                                                                ---------         ---------
     Total debt.............................................    $ 6,024.5         $ 6,024.5
                                                                =========         =========
  Stockholders' equity
     Preferred Stock -- $1.00 par value; authorized --
       10,000,000 shares; designated -- 3,000,000 shares....           --                --
     Common Stock -- $1.00 par value;
      authorized -- 1,200,000,000 shares;
      issued -- 405,316,315 shares..........................        405.3             405.3
     Capital in excess of par...............................         48.0              48.0
     Retained earnings......................................      5,241.0           5,241.0
                                                                ---------         ---------
     Total stockholders' equity.............................      5,694.3           5,694.3
                                                                ---------         ---------
     Total capitalization...................................    $11,718.8         $11,718.8
                                                                =========         =========

------------------------------
(1) This information is presented for illustrative purposes only. Albertson's intends to repay portions of commercial paper borrowings with proceeds of the offering but has no obligation to do so. See "Use of Proceeds."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The financial data below are derived from the audited consolidated financial statements of Albertson's. The selected financial data should be read in conjunction with Albertson's consolidated financial statements and accompanying notes, which are incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                                                              52 WEEKS    53 WEEKS    52 WEEKS
                                                                2000        1999        1998
                                                              --------    --------    --------
RESULTS OF OPERATIONS:
Sales.......................................................  $36,762     $37,478     $35,872
Cost of sales...............................................   26,336      27,164      26,156
                                                              -------     -------     -------
Gross profit................................................   10,426      10,314       9,716
Selling, general and administrative expenses................    8,740       8,641       7,846
Merger-related and exit costs...............................       24         396         195
Impairment -- store closures................................       --          --          24
Litigation settlement.......................................       --          37          --
                                                              -------     -------     -------
Operating profit............................................    1,662       1,240       1,651
Other (expense) income:
  Interest, net.............................................     (385)       (353)       (337)
  Other, net................................................       (3)         12          24
                                                              -------     -------     -------
Earnings before income taxes and extraordinary item.........    1,274         899       1,338
Income taxes................................................      509         472         537
                                                              -------     -------     -------
Earnings before extraordinary item..........................      765         427         801
Extraordinary loss on extinguishment of debt, net of tax
  benefit of $7.............................................       --         (23)         --
                                                              -------     -------     -------
     Net earnings...........................................  $   765     $   404     $   801
                                                              =======     =======     =======
EARNINGS PER SHARE:
  Basic
     Earnings before extraordinary item.....................  $  1.83     $  1.01     $  1.91
     Extraordinary item.....................................       --       (0.05)         --
                                                              -------     -------     -------
     Net earnings...........................................  $  1.83     $  0.96     $  1.91
                                                              =======     =======     =======
  Diluted
     Earnings before extraordinary item.....................  $  1.83     $  1.00     $  1.90
     Extraordinary item.....................................       --       (0.05)         --
                                                              -------     -------     -------
     Net earnings...........................................  $  1.83     $  0.95     $  1.90
                                                              =======     =======     =======

                                                              52 WEEKS    53 WEEKS    52 WEEKS
                                                                2000        1999        1998
                                                              --------    --------    --------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS):
Basic.......................................................      418         422         419
Diluted.....................................................      418         423         422
FINANCIAL STATISTICS:
Identical store sales increase..............................      0.3%        1.7%        0.5%
Comparable store sales increase.............................      0.6%        2.1%        1.2%
OPERATING ITEMS % TO SALES:
Gross profit................................................    28.36%      27.52%      27.08%
Selling, general and administrative.........................    23.77%      23.06%      21.87%
Operating profit............................................     4.52%       3.31%       4.60%
OTHER DATA:
Depreciation and amortization...............................  $ 1,001     $   911     $   861
     Total assets...........................................   16,078      15,719      15,131
     Total debt and capitalized lease obligations...........    6,025       5,629       5,175
Stockholders' equity........................................    5,694       5,702       5,522
Ratio of earnings to fixed charges (as reported) (1)........     3.15x       2.55x       3.56x
Ratio of earnings to fixed charges (as adjusted) (2)........     3.44x       3.76x       3.98x

------------------------------
(1) Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and a portion of rental expense deemed representative of the interest factor.

(2) On account of the significance of merger-related costs and other one-time expenses and their effects on earnings, as disclosed in Albertson's Annual Report on Form 10-K filed on April 19, 2001, the ratio of earnings to fixed charges has been adjusted to reflect earnings without these effects.

                    DESCRIPTION OF THE NOTES AND DEBENTURES

GENERAL

     The following description of the particular terms of the Notes and Debentures supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. Terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings assigned to them in the indenture described in the accompanying prospectus. The following statements with respect to the Notes and Debentures are summaries and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and Debentures, the indenture and the Trust Indenture Act of 1939. As used in this "Description of the Notes and Debentures," "Albertson's" refers to Albertson's, Inc. only and not to any of its subsidiaries.

     The Notes and Debentures will be issued as two series of debt securities under the indenture. For a description of the rights attaching to different series of debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus.

     The 2013 Notes will constitute an additional series of unsecured debt securities and will be initially limited in aggregate principal amount to $200,000,000. The 2013 Notes will mature on May 1, 2013 and will accrue interest from May 1, 2001 at an annual rate of 7.25%.

     The 2031 Debentures will constitute an additional series of unsecured debt securities and will be initially limited in aggregate principal amount to $400,000,000. The 2031 Debentures will mature on May 1, 2031 and will accrue interest from May 1, 2001 at an annual rate of 8.00%.

     The Notes and Debentures will be issued as senior unsecured general obligations of Albertson's in an initial aggregate principal amount of $600,000,000 and will rank equally with all of Albertson's other senior unsecured indebtedness. The aggregate principal amount of the Notes and Debentures may, without the consent of the holders, be increased in the future. In the event of such an increase, any additional Notes and Debentures will have terms, conditions and other provisions identical to, and the same CUSIP numbers as, the Notes and the Debentures being offered hereby. The covenant provisions of the indenture described under the caption "Description of Debt
Securities -- Certain Covenants of Albertson's" in the accompanying prospectus will apply to the Notes and Debentures. The Notes and Debentures will be issued only in book-entry form through the facilities of The Depository Trust Company (or DTC or the Depositary, which term includes any successor depositary), Euroclear and Clearstream Luxembourg and in denominations of $1,000 and integral multiples of $1,000. See "Description of Book-Entry System" below.

SEMI-ANNUAL PAYMENTS

     Interest on the Notes and Debentures will be payable semi-annually on May 1 and November 1 of each year (each, an interest payment date), commencing November 1, 2001, at the respective rate set forth on the cover page of this prospectus supplement, to the persons in whose names the Notes or Debentures are registered on the April 15 or October 15, respectively, preceding the applicable interest payment date.

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full six-month interest period, on the basis of the actual number of days elapsed in that period. If any interest payment date is not a business day, then payment of the amount payable on that date will be made on the next succeeding day that is a business day with the same force and effect as if made on the interest payment date, and no interest will accrue for the period from and after the interest payment date. The term "business day" means each Monday, Tuesday, Wednesday,

Thursday and Friday that is not a day on which banking institutions in the state of New York are authorized or obligated by law, regulation or executive order to close.

OPTIONAL REDEMPTION

     Albertson's may redeem all or any part of the Notes or Debentures at any time at a price equal to the greater of:

     - 100% of the principal amount of the Notes or Debentures to be redeemed, and

     - an amount, as determined by the quotation agent, equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes or Debentures to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the adjusted treasury rate plus 25 basis points in the case of the 2013 Notes and 30 basis points in the case of the 2031 Debentures, plus, in each case, accrued and unpaid interest to, but not including, the redemption date; provided, however, that with respect to interest payments that are due on or prior to the relevant redemption date, Albertson's will make payments of interest to the record holders of the relevant Notes or Debentures at the close of business on the relevant regular record date.

     "Adjusted treasury rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

     "Comparable treasury issue" means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the Notes or Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes or Debentures.

     "Comparable treasury price" means, with respect to any redemption date, (1) the average of the reference treasury dealer quotations for that redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the trustee obtains fewer than three reference treasury dealer quotations for that redemption date, the average of the reference treasury dealer quotations obtained, as determined by the quotation agent.

     "Quotation agent" means the reference treasury dealer appointed by Albertson's.

     "Reference treasury dealer" means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successors; provided, however, that if any of them ceases to be a primary U.S. government securities dealer in New York City, or a primary treasury dealer, Albertson's will substitute for it another primary treasury dealer, and (2) any other primary treasury dealers(s) selected by Albertson's.

     "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the reference treasury dealer at 5:00 p.m. on the third business day preceding that redemption date.

     At least 30 days but not more than 60 days before the relevant redemption date, Albertson's will send notice of redemption to each holder of Notes or Debentures to be redeemed. If less than all of the Notes or Debentures are to be redeemed, the trustee will select, by such method as it will deem fair and appropriate, the Notes or Debentures to be redeemed in whole or in part.

     Unless Albertson's defaults in payment of the redemption price, no interest will accrue on the Notes or Debentures called for redemption for the period from and after the redemption date.

     Neither the Notes nor the Debentures will be entitled to any sinking fund.

DEFEASANCE

     The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the Notes and Debentures.

UNSECURED OBLIGATIONS

     Neither the Notes nor the Debentures will be secured by any property or assets of Albertson's or its subsidiaries. Thus, the claims of holders of the Notes and Debentures will be entitled to lower priority than any claims secured by properties or assets of Albertson's, at least to the extent of that collateral, whether those claims are currently outstanding or arise subsequently.

STRUCTURAL SUBORDINATION

     The rights of Albertson's as the sole stockholder of American Stores Company to the assets, income and cash flow of American Stores Company are subject to the prior claims of creditors of American Stores Company, which include holders of long-term debt (totalling approximately $1.4 billion as of February 1, 2001) and trade creditors of American Stores Company. Accordingly, the claims of holders of the Notes and Debentures as creditors of Albertson's will be effectively subordinated to the claims of present and future creditors of American Stores Company and the other subsidiaries of Albertson's.

FORM OF THE NOTES AND DEBENTURES

     The Notes and Debentures will be represented by one or more global securities in registered form, without coupons, which have been issued in each case in a denomination equal to the outstanding principal amount of Notes and Debentures represented thereby. The global securities will be deposited with the trustee, as described below under "Description of Book-Entry System."

DESCRIPTION OF BOOK-ENTRY SYSTEM

GENERAL

     The global securities will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC, for credit to the accounts of DTC participants and indirect participants, including Euroclear and Clearstream Luxembourg. Upon issuance of the Notes and Debentures, DTC, Euroclear or Clearstream Luxembourg, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the respective interests owned by such participants. Ownership of book-entry interests is shown on, and the transfer of such interests will be effected only through, records maintained by DTC, Euroclear or Clearstream Luxembourg and, with respect to interests of indirect participants, their respective participants. The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the book-entry interests.

     All interests in the Notes and Debentures, including those held through Euroclear or Clearstream Luxembourg, will be subject to the procedures and requirements of DTC. Those interests, if held through Euroclear or Clearstream Luxembourg, will also be subject to the procedures and requirements of such systems.

     So long as DTC, or its nominee, is the registered holder of the global securities, such party will be considered the sole holder of such global securities for all purposes under the indenture. Participants or indirect participants are not entitled to have Notes or Debentures or book-entry interests registered in their names, will not receive or be entitled to receive physical delivery of Notes or Debentures or book-entry interests in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a book-entry interest must rely on the procedures of DTC, Euroclear or Clearstream Luxembourg, as the case may be, and, if such person is not a participant in DTC, Euroclear or Clearstream Luxembourg, on the procedures of the participant in DTC, Euroclear or Clearstream Luxembourg through which such person owns its interest, to exercise any rights and remedies of a holder under the indenture. See "-- Action By Owners Of Book-Entry Interests" below. The certificated depositary interest held by DTC may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

PAYMENTS ON THE GLOBAL SECURITIES

     Payments of any amounts owing in respect of the global securities will be made through one or more paying agents appointed under the indenture (which initially will include the trustee) to DTC, as the holder of the global securities. Payment to or to the order of the holder of the global securities will discharge Albertson's payment obligations in respect of the Notes or Debentures represented thereby. Upon receipt of any such amounts, DTC should distribute such payments to its respective participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law. If withholding for taxes is required by law, such withholding will occur in accordance with applicable law.

     Under the provisions of the indenture, the holder of the global securities is treated as the owner of the Notes or Debentures represented thereby, and Albertson's has no responsibility or liability for the payment of amounts owing in respect of the depositary interests held by DTC to owners of book-entry interests that represent interests in the global securities. Payments by DTC participants or by Euroclear or Clearstream Luxembourg participants to owners of book-entry interests held through such participants are the responsibility of such participants as is the case with securities held for the account of customers in bearer form or registered in "street name."

     None of Albertson's, the trustee or any agent of Albertson's or the trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing any records relating to such book-entry interests.

INFORMATION CONCERNING DTC, EUROCLEAR AND CLEARSTREAM LUXEMBOURG

     Albertson's understands as follows with respect to DTC: DTC is a limited purpose trust issuer organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations (including Euroclear and Clearstream Luxembourg) and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, broker-dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Albertson's understands as follows with respect to Euroclear and Clearstream Luxembourg: Euroclear and Clearstream Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     Euroclear and Clearstream Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in both Euroclear and Clearstream Luxembourg are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream Luxembourg and any applicable laws. Both Euroclear and Clearstream Luxembourg act under such rules and operating procedures only on behalf of their respective account holders and have no record of or relationship with persons holding through their respective account holders.

     Because DTC, Euroclear and Clearstream Luxembourg can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream Luxembourg systems or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some states in the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through DTC, Euroclear or Clearstream Luxembourg will receive distributions attributable to the global securities only through DTC, Euroclear or Clearstream Luxembourg participants.

     Albertson's understands that under existing industry practices, if either Albertson's or the trustee requests any action of holders of Notes or Debentures or if an owner of a book-entry interest desires to give instructions or take any action that a holder is entitled to give or take under the indenture, DTC would authorize their respective participants owning the relevant book-entry interests to give instructions or take such action, and such participants would authorize indirect participants to give instructions or take such action or would otherwise act upon the instructions of such indirect participants.

TRANSFERS

     All transfers of book-entry interests are recorded in accordance with the book-entry system maintained by DTC pursuant to customary procedures established by DTC and its participants.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the trustee of notice of any solicitation of consents or request for a waiver or other action by the holders of Notes or Debentures, the trustee will send to DTC a notice containing (1) such information as is contained in such notice received by the trustee, (2) a statement that at the close of business on a specified record date DTC will be entitled to instruct the trustee as to the consent, waiver or other action, if any, pertaining to such Notes or Debentures, and (3) a statement as to the manner in which such instructions may be given. In addition, the trustee will forward to DTC or, based upon instructions received from DTC, to owners of book-entry interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the trustee shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such Notes or Debentures in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize their respective participants, or persons owning book-entry interests through their respective participants, to provide such instructions to the trustee so that it may exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture. The trustee will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the indenture.

REPORTS

     The trustee will immediately send to DTC a copy of any notices, reports and other communications received relating to Albertson's, the Notes, the Debentures or the book-entry interests.

SETTLEMENT

     Any secondary market trading activity in the book-entry interests is expected to occur through the participants of DTC, Euroclear and Clearstream Luxembourg, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

ISIN AND CUSIP NUMBERS

     Listed below are the ISIN and CUSIP numbers of the Notes and Debentures.

                                                           ISIN           CUSIP
                                                           ----           -----
2013 Notes.........................................    US013104AK04    013104 AK 0
2031 Debentures....................................    US013104AL86    013104 AL 8

                                  UNDERWRITING

     Albertson's intends to offer the Notes and Debentures through the underwriters. Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement between Albertson's and the underwriters, Albertson's has agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from Albertson's, the principal amount of the Notes and Debentures listed opposite their names below.

                                                             PRINCIPAL         PRINCIPAL
                                                             AMOUNT OF         AMOUNT OF
                              UNDERWRITER                    2013 NOTES     2031 DEBENTURES
                              -----------                   ------------    ---------------
Banc of America Securities LLC............................  $ 60,000,000     $120,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................    60,000,000      120,000,000
Goldman, Sachs & Co.......................................    36,000,000       72,000,000
Banc One Capital Markets, Inc.............................    14,000,000       28,000,000
U.S. Bancorp Piper Jaffray Inc............................    10,000,000       20,000,000
Wachovia Securities, Inc..................................     8,000,000       16,000,000
First Union Securities, Inc...............................     6,000,000       12,000,000
The Williams Capital Group, L.P...........................     6,000,000       12,000,000
                                                            ------------     ------------
             Total........................................  $200,000,000     $400,000,000
                                                            ============     ============

     The underwriters have agreed to purchase all of the Notes and Debentures sold pursuant to the underwriting agreement if any of the Notes or Debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     Albertson's has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the Notes and Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes and Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised Albertson's that they propose initially to offer the Notes and Debentures to the public at the public offering prices on the cover page of this prospectus supplement and to dealers at those prices less a concession not in excess of .4% and .45% of the principal amount of the 2013 Notes and the 2031 Debentures, respectively. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% and .25% of the principal amount of the 2013 Notes and the 2031 Debentures, respectively, to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     The expenses of the offering, not including the underwriting discount, are estimated to be $225,000 and are payable by Albertson's.

NEW ISSUE OF SECURITIES

     The Notes and Debentures are new issues of securities with no established trading market. Albertson's does not intend to apply for listing of the Notes or Debentures on any national securities exchange or for quotation of the Notes or Debentures on any automated dealer quotation system. Albertson's has been advised by the underwriters that they presently intend to make a market in the Notes and Debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Albertson's cannot assure the liquidity of the trading market for the Notes or Debentures or that an active public market for the Notes or Debentures will develop. If an active public trading market for the Notes or Debentures does not develop, the market prices and liquidity of the Notes or Debentures may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the Notes and Debentures. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the Notes and Debentures. If the underwriters create a short position in the Notes or Debentures in connection with the offering, that is, if they sell more Notes or Debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes or Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither Albertson's nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes and Debentures. In addition, neither Albertson's nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Certain of the underwriters or their affiliates from time to time have been, and continue to be, commercial lenders to Albertson's and have performed, and continue to perform, various commercial banking and investment banking services for Albertson's, for which they have received customary compensation. In particular, as of the date of this prospectus supplement, affiliates of Banc of America Securities LLC, Banc One Capital Markets, Inc., U.S. Bancorp Piper Jaffray Inc., Wachovia Securities, Inc. and First Union Securities, Inc. are serving as agent banks for Albertson's $1.65 billion revolving credit facility.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Notes and Debentures will be passed upon for Albertson's by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Albertson's and its consolidated subsidiaries (except American Stores Company as of January 30, 1999 and the period ended January 30, 1999) as of February 1, 2001 and February 3, 2000 and for each of the three years in the period ended February 1, 2001, incorporated by reference in this prospectus supplement from Albertson's Annual Report on Form 10-K filed on April 19, 2001, have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference. The consolidated financial statements of American Stores Company and subsidiaries (consolidated with those of Albertson's) not presented separately herein have been audited by Ernst & Young LLP as stated in their report, which is incorporated herein by reference. Such financial statements of Albertson's and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

PROSPECTUS

                                 $3,000,000,000

                               ALBERTSON'S, INC.

                                DEBT SECURITIES
--------------------------------------------------------------------------------

     Albertson's, Inc. may sell Debt Securities to the public, from time to time, in one or more offerings.

     The total offering price of these securities, in the aggregate, will not exceed $3.0 billion. Albertson's will provide the specific terms of any securities it offers for sale in one or more supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before you decide to invest in any of these securities.
--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               The date of this prospectus is February 13, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    3
Where You Can Find More Information.........................    3
Incorporation by Reference..................................    3
Forward-Looking Statements..................................    4
Albertson's, Inc. ..........................................    5
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    6
Plan of Distribution........................................   16
Legal Opinions..............................................   17
Experts.....................................................   17

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Albertson's has filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, Albertson's may sell the securities described in this prospectus, from time to time, in one or more offerings up to a total dollar amount of $3,000,000,000.

     This prospectus provides you with only a general description of the securities that Albertson's may offer. Each time Albertson's sells securities described in this prospectus, Albertson's will provide a prospectus supplement that will contain specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Albertson's files reports, proxy statements, and other information with the SEC. SEC filings made by Albertson's are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Albertson's files with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C.; Seven World Trade Center, 13th Floor, New York, New York; and Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois. Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copying charges. The common stock of Albertson's is listed and traded on the New York Stock Exchange, Inc. and the Pacific Exchange, Incorporated under the trading symbol "ABS". You may also inspect the reports, proxy statements and other information filed by Albertson's with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and at the offices of the Pacific Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California.

     As described above, this prospectus is part of a registration statement filed by Albertson's with the SEC. You can obtain the full registration statement from the SEC as indicated above or from Albertson's.

                           INCORPORATION BY REFERENCE

     The SEC allows Albertson's to "incorporate by reference" the information it files with the SEC. This permits Albertson's to disclose important information to you by referring you to these filed documents. Any information referenced this way is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus will be deemed to update and supersede this information automatically, as described in more detail below.

     Albertson's incorporates by reference the following documents previously filed by it with the SEC:

     - Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended February 3, 2000, and

     - Quarterly Reports on Form 10-Q for the 39 weeks ended November 2, 2000, the 26 weeks ended August 3, 2000 and the 13 weeks ended May 4, 2000.

     In addition to the documents listed above, Albertson's incorporates by reference any future filings made by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information "furnished" pursuant to Item 9 of Form 8-K) until Albertson's files a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus.

     Albertson's will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits that are specifically incorporated by reference in such documents. Requests should be directed to Corporate Secretary, Albertson's, Inc., 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726, telephone (208) 395-6200.

                         ------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Albertson's has not authorized any other person to provide you with different information. If anyone does provide you with different or inconsistent information, you should not rely on it. Albertson's will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Albertson's may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, and the accompanying prospectus supplement may contain forward-looking statements, including those identified by the words "believes," "anticipates," "expects" and similar expressions. Albertson's has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     - changes in the general economy,

     - changes in consumer spending,

     - changes in competitive factors,

     - changes in the rate of inflation,

     - changes in state or federal legislation or regulation,

     - adverse determinations with respect to litigation or other claims (including environmental matters),

     - labor negotiations, and

     - Albertson's ability to integrate the operations of acquired or merged companies.

     In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, the accompanying prospectus supplement or the incorporated documents might not occur. Albertson's has no intention or obligation of updating or revising publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                               ALBERTSON'S, INC.

     Albertson's, Inc. is incorporated under the laws of the State of Delaware and is the successor to a business founded by J.A. Albertson in 1939. Albertson's is one of the largest retail food-drug companies in the United States. Its stores operate primarily under the names of Albertson's, Acme Markets, Jewel Food Stores, Seessel's, Super Saver, Max, Osco Drug and Sav-on.

     As of November 2, 2000, Albertson's operated 2,507 stores in 36 Northeastern, Western, Midwestern and Southern states. These stores consisted of 1,355 combination food-drug stores (including 121 fuel centers located near these stores), 805 stand-alone drug stores, 318 conventional supermarkets, 28 warehouse stores and one e-commerce retail site. Retail operations are supported by 19 major Albertson's distribution centers that provide product exclusively to Albertson's retail stores.

     Albertson's mission is to be "The Best Store in Your Neighborhood" by creating value through superior service and quality products. Albertson's strives to maintain a strong cash flow and balance sheet to enable it to grow and to maintain financial flexibility.

     The principal executive offices of Albertson's are located at 250 Parkcenter Boulevard, Boise, Idaho, and its telephone number at that location is
(208) 395-6200.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, Albertson's intends to use the net proceeds of any securities sold pursuant to this prospectus for general corporate purposes, including retirement of debt, potential purchases of shares of its outstanding common stock, working capital, possible acquisitions and other business opportunities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated. Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor.

                                                  52         52         52          52           53         39        39
                                                WEEKS      WEEKS      WEEKS        WEEKS       WEEKS      WEEKS      WEEKS
                                                ENDED      ENDED      ENDED        ENDED       ENDED      ENDED      ENDED
                                               FEB. 1,    JAN. 30,   JAN. 29,    JAN. 28,     FEB. 3,    OCT. 28,   NOV. 2,
                                                 1996       1997       1998        1999         2000       1999      2000
                                               --------   --------   --------   -----------   --------   --------   -------
Ratio of Earnings to Fixed Charges...........   4.55X      4.22X      3.77X        3.56X       2.55X      2.08X      3.10X

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus relates to Debt Securities, including debentures, notes and/or other unsecured evidences of indebtedness, which Albertson's may issue under an indenture dated as of May 1, 1992 between Albertson's and U.S. Bank Trust National Association, as trustee. Selected portions of the indenture are summarized below. THE SUMMARY IS NOT COMPLETE. Section and article references in the summary below are references to sections and articles in the indenture. Terms used in the summary have the meanings specified in this prospectus or the indenture. You can find the definitions of some of the terms used in the summary under the heading "Certain Covenants of Albertson's -- Certain Definitions Applicable to Covenants" below.

     When Albertson's offers Debt Securities pursuant to this prospectus, it will be accompanied by a prospectus supplement which will describe the particular terms and provisions of the Debt Securities being offered and the extent to which the general provisions of the indenture summarized below may apply to the Debt Securities.

     The indenture has been incorporated as an exhibit to the registration statement that includes this prospectus and you should read the indenture for provisions that are important to you. THE INDENTURE ITSELF, NOT THIS SUMMARY OR THE DESCRIPTION IN THE PROSPECTUS SUPPLEMENT, DEFINES YOUR RIGHTS AS A HOLDER OF DEBT SECURITIES.

GENERAL

     The Debt Securities will be senior unsecured general obligations of Albertson's that will rank on a parity with other senior unsecured indebtedness of Albertson's from time to time outstanding. The Debt Securities offered by this prospectus will be limited to $3,000,000,000 aggregate principal amount (based on the aggregate initial offering price of such Debt Securities (although the indenture does not limit the aggregate principal amount that may be issued under the indenture)). The Debt Securities may be issued from time to time in separate series up to the aggregate amount from time to time authorized by Albertson's for such series.

     Each prospectus supplement will describe the following terms relating to a series of Debt Securities:

     - the title,

     - any limit on the aggregate principal amount that may be issued in that series,

     - the person to whom any interest on such series of Debt Securities will be payable, if other than the person in whose name the Debt Security is registered on the regular record date,

     - whether or not such series of Debt Securities will be issued in permanent global form, and if so, the terms and conditions, if any, upon which interests in such Global Securities may be exchanged, in whole or in part, for the individual Debt Securities represented by such Global Securities,

     - the maturity date(s) of the Debt Securities,

     - the rate or rate(s) at which such series of Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date(s) from which any interest will accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s),

     - the place(s) where the principal and any premium or interest payments will be payable,

     - the period or periods within which, the price(s) at which, and the terms or conditions upon which such series of Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed or purchased at Albertson's option,

     - the obligation, if any, of Albertson's, to redeem or repurchase such series of Debt Securities, and the price(s) at which and terms and conditions upon which such series of Debt Securities will be redeemed or repurchased,

     - the denominations in which such series of Debt Securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000,

     - any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on such series of Debt Securities, and

     - any other terms not inconsistent with the provisions of the indenture.

STRUCTURAL SUBORDINATION

     The rights of Albertson's as the sole stockholder of American Stores Company to its assets, income and cash flow are subject to the prior claims of creditors of American Stores Company, which include holders of long-term debt and trade creditors of American Stores Company. Accordingly, the claims of holders of the Debt Securities as creditors of Albertson's will be effectively subordinated to the claims of creditors of American Stores Company and the other subsidiaries of Albertson's.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at any office or agency maintained for such purpose. (Sections 305 and 1002) Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but Albertson's may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All moneys paid by Albertson's to a paying agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security that remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to Albertson's, and thereafter the holder of such Debt Security may look only to Albertson's for payment of such moneys. (Section 1003)

     In the event of any redemption of a series of Debt Securities, Albertson's will not be required to:

     - issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series and ending at the close of business on the day of such mailing, or

     - register the transfer of or exchange of any Debt Security, or portion of such security, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

BOOK-ENTRY SYSTEM

     The provisions set forth in this section headed "Book-Entry System" will apply to a series of Debt Securities only if the prospectus supplement relating to such series so indicates.

     The Debt Securities of such series will be represented by one or more Global Securities registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement relating to such series. The depositary will maintain such series of Debt Securities in denominations of $1,000 and larger integral multiples of $1,000 through its book-entry facilities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, no Global Security may be transferred except as a whole, and then only to the depositary or another nominee of the depositary.

     Ownership of beneficial interests in such series of Debt Securities will be limited to persons that have accounts with the depositary (referred to as "Participants") or persons that may hold interests through Participants. Upon the issuance of a Global Security, the depositary will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Debt Securities beneficially owned by such Participants. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to Participants' interests) and such Participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability of such persons to own, pledge or transfer beneficial interests in a Global Security.

     So long as the depositary, or its nominee, is the registered holder and owner of a Global Security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the indenture or such Global Security. (Section 305)

     Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder of Debt Securities under the indenture or such Global Security. Albertson's understands that under existing industry practice, if Albertson's requests any action of holders of Debt Securities or if an owner of a beneficial interest in a Global Security desires to take any action that the depositary, as the holder of such Global Security, is entitled to take, the depositary would authorize the Participants to take action, and the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     Albertson's expects that the depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the depositary. Albertson's expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     Neither Albertson's nor the trustee nor any agent of Albertson's or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its Participants or the relationship between such Participants and the owners of beneficial interests in such Global Security owning through such Participants.

     Unless otherwise provided in the applicable prospectus supplement, Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

     - the depositary notifies Albertson's that it is unwilling or unable to continue as depositary for such Global Security,

     - the depositary ceases at any time to be a clearing agency registered under the Securities Exchange Act of 1934,

     - Albertson's in its discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the trustee of such determination, or

     - an Event of Default has occurred and is continuing with respect to the Debt Securities. (Section 305)

Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the depositary will direct.

CERTAIN COVENANTS OF ALBERTSON'S

     Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the business or operations of Albertson's, the pledging of assets of Albertson's or the incurrence of indebtedness by Albertson's. The covenants contained in the indenture which are summarized below will be applicable (unless waived or amended) to the series of Debt Securities to which such prospectus supplement relates, but only to the extent indicated in the applicable prospectus supplement, and only so long as any of the Debt Securities of such series are outstanding. The covenants contained in the indenture and any series of Debt Securities would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving Albertson's that may adversely affect holders.

LIMITATIONS ON LIENS

     If all of the following conditions are satisfied:

     - Albertson's or any Subsidiary directly or indirectly, creates, incurs, issues, assumes, guarantees or otherwise becomes liable for or suffers to exist any indebtedness for money borrowed or evidenced by a bond, debenture, note or other similar instrument, whether or not for money borrowed ("Debt"),

     - such Debt is secured by a lien on any Principal Property of Albertson's or of any Subsidiary or a lien on any shares of capital stock or Debt of any Subsidiary (which Debt of a Subsidiary is then held by Albertson's or any Subsidiary), and

     - the aggregate amount of all such secured Debt, together with all Attributable Debt of Albertson's and its Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties (with the exception of such transactions that are excluded as described in "Limitations on Sale and Leaseback Transactions" below), exceeds 10% of Consolidated Net Tangible Assets, then Albertson's will secure or cause such Subsidiary to secure the Debt Securities of any series entitled to the benefit of such covenant equally and ratably with such secured Debt, but only for so long as such secured Debt is secured as described above.

     The above restriction does not apply to Debt secured by the liens described below, and, in computing the amount of secured Debt, Debt secured by the liens described below will not be considered secured Debt:

          (1) liens on property of, or on any shares of capital stock of or on Debt of, any corporation existing at the date of the indenture or at the time such corporation becomes a Subsidiary,

          (2) liens in favor of Albertson's or any Wholly-Owned Subsidiary of Albertson's,

          (3) liens in favor of governmental bodies to secure progress, advance or various other payments,

          (4)(a) if made in the ordinary course of business, liens as security for the performance of contracts other than in connection with the borrowing of money, deferred purchase price of property or services, an advance of moneys or the securing of Debt,

          (b) liens with governmental agencies required or permitted to qualify Albertson's or any Subsidiary to conduct business, maintain self-insurance or obtain various other benefits,

          (c) mechanics' liens, landlord liens or statutory liens securing obligations incurred in the ordinary course of business not overdue or being contested in good faith by appropriate proceedings and not incurred directly or indirectly in connection with the borrowing of money, the deferred purchase price of property or services or an advance of moneys, or

          (d) easements, exceptions, reservations or similar encumbrances on real property that do not materially interfere with the operation of such property or impair the value of such property for the purposes for which such property is or may reasonably be expected to be used by Albertson's or its Subsidiaries,

          (5) liens for taxes, assessments or governmental charges or levies not yet due and payable or payable without penalty or being contested in good faith by appropriate proceedings,

          (6) liens created by or resulting from any litigation or legal proceeding that is being contested in good faith by appropriate proceedings, liens arising out of judgments or awards as to which the time for prosecuting an appeal or proceeding for review has not expired, or liens arising out of individual final judgments or awards in amounts of less than $100,000, provided that the aggregate amount of all such individual final judgments or awards will not at any one time exceed $1,000,000,

          (7) liens on property, shares of stock or Debt existing at the time of acquisition of such property, shares of stock or Debt (including acquisition through merger or consolidation), and purchase money and construction liens that are entered into within 360 days after the latest to occur of the acquisition, completion of construction or the commencement of full operation of such property,

          (8) liens securing industrial revenue or pollution control bonds,

          (9) liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation, and

          (10) any extension, renewal or refunding of any lien referred to in clauses (1) through (9), inclusive, above to the extent the amount of Debt secured by such lien is not increased from the amount originally so secured. (Section 1008)

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

     Neither Albertson's nor any Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt of Albertson's and its Subsidiaries with respect to all such transactions plus all secured Debt (with the exception of secured Debt which is excluded as described in "Limitations on Liens" above) would not exceed 10% of Consolidated Net Tangible Assets, or unless

          (1) the lease is for a period, including renewal rights, not in excess of three years,

          (2) the sale or transfer of the Principal Property is made within 180 days after the latest to occur of the acquisition, construction or the commencement of full operation of such property,

          (3) the lease secures or relates to industrial revenue or pollution control bonds,

          (4) the transaction is between Albertson's and a Wholly-Owned Subsidiary of Albertson's or between Wholly-Owned Subsidiaries of Albertson's,

          (5) the lease payment obligation is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation, or

          (6) Albertson's or such Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of Albertson's (other than Funded Debt subordinate to the Debt Securities) or of any Subsidiary (other than through payment at maturity or a mandatory sinking fund or other mandatory prepayment) or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of

             (a) the net proceeds from the sale of the Principal Property leased, and

             (b) the fair market value of the Principal Property leased. (Section 1009)

In addition, Sale and Leaseback Transactions that meet any of the above tests will not be counted when computing the amount of Attributable Debt for purposes of the foregoing restriction.

CERTAIN DEFINITIONS APPLICABLE TO COVENANTS

     Certain terms defined in the indenture and applicable to the covenants are summarized below:

     "Attributable Debt" means, as to any particular lease under which Albertson's or any Subsidiary is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum equal to the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the indenture compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligations" means any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of Albertson's or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Consolidated Net Tangible Assets" means the net book value of all assets of Albertson's and its consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of Albertson's and its consolidated Subsidiaries (except Funded Debt, minority interests in consolidated Subsidiaries, deferred taxes and general contingency reserves of Albertson's and its consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of Albertson's and its consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Funded Debt" means:

          (1) all indebtedness of Albertson's and its Subsidiaries for money borrowed, or evidenced by a bond, debenture, note or other similar instrument, whether or not for money borrowed, maturing on, or renewable or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof (but not including indebtedness under any revolving credit arrangement with banks except for any indebtedness converted pursuant to any such arrangement into a term loan which meets the requirements of this clause (1)),

          (2) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof,

          (3) guarantees, direct or indirect, and other contingent obligations of Albertson's and its Subsidiaries in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in clause (1) or (2) above of others (but not including contingent liabilities on customers' receivables sold with recourse), and

          (4) amendments, renewals, extensions and refundings of any obligations of the type described in clause (1), (2) or (3) above.

     "Lien" means any mortgage, pledge, lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any of the foregoing).

     "Nonrecourse Obligation" means indebtedness or lease payment obligations substantially related to:

          (1) the acquisition of assets not previously owned by Albertson's or any Subsidiary, or

          (2) the financing of a project involving the development or expansion of properties of Albertson's or any Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to Albertson's or any Subsidiary or any assets of Albertson's or any Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

     "Principal Property" means:

          (1) any real property of Albertson's or any Subsidiary (including, without limitation, leasehold interests) together with the improvements thereon and the equipment, if any, constituting a part of the facility located thereon (including, without limitation, any warehouse, service center, shopping center or distribution center, wherever located) and

          (2) other equipment of Albertson's or any Subsidiary, in each case which has a book value on the date as of which the determination is being made of more than 1% of Consolidated Net Tangible Assets as most recently determined prior to such date.

However, for purposes of clause (1) above, separate parcels of real property which are operated generally as part of a single facility (such as a single warehouse, service center, shopping center or distribution center) will be deemed to be a single property, and for purposes of clause (2) above, separate items of equipment that are secured by Liens will be deemed to be a single property to the extent they are secured by such Liens pursuant to the same financing transaction or a series of related financing transactions.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Albertson's or by one or more other Subsidiaries, or by Albertson's and one or more other Subsidiaries. For the purpose of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the indenture with respect to Debt Securities of any series (unless such event is specifically inapplicable to a particular series as described in the prospectus supplement relating thereto):

          (1) failure to pay any interest on any Debt Security of that series when due, if such failure continues for 30 days,

          (2) failure to pay principal of or any premium on any Debt Security of that series when due,

          (3) failure to deposit any sinking fund payment, when due, relating to any Debt Security of that series,

          (4) failure to perform any other covenant of Albertson's in the indenture (other than a covenant included in the indenture solely for the benefit of a series of Debt Securities other than that series), if such failure continues for 60 days after written notice as provided in the indenture,

          (5) default under indebtedness for money borrowed of Albertson's or any Significant Subsidiary having an aggregate outstanding principal amount of at least $25,000,000 or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness of Albertson's or any Significant Subsidiary, which default either

             (a) will constitute a failure to make a principal payment of at least $25,000,000 when due and payable after the expiration of any applicable grace period with respect thereto, or

             (b) will have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in either case, such indebtedness having been discharged or such default rescinded or annulled within 10 days after notice to Albertson's by the trustee or to Albertson's and the trustee by the holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of that series specifying such default and requiring Albertson's or such Significant Subsidiary to cause such indebtedness to be discharged or such acceleration to be rescinded or annulled,

          (6) various events of bankruptcy, insolvency or reorganization involving Albertson's or a Significant Subsidiary, and

          (7) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     No Event of Default described above with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default will occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders will have offered to the trustee reasonable security or indemnity. (Sections 601 and 603) Subject to various provisions, including those requiring security and indemnification of the trustee, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 512)

     Albertson's is required to deliver annually to the trustee a statement by certain of its officers as to whether or not Albertson's, to their knowledge, is in default in the performance and observance of any obligations of Albertson's under the indenture and, if so, specifying all such known defaults. (Section
1004)

     If an Event of Default will occur and be continuing with respect to Debt Securities of any series, either the trustee or the holders of at least 25% in aggregate principal amount of all Outstanding Debt Securities of that series may accelerate the Maturity of all Debt Securities of that series. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under various circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, see "Meetings, Modifications and Waiver" below.

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder will have previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series will have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee will not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations generally do not apply to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by Albertson's and the trustee with the consent of the holders of not less than 66 2/3%in aggregate principal amount of the Outstanding Debt

Securities of each series affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby,

     - change the Stated Maturity of the principal of, or any installment of principal of or interest on any Debt Security,

     - reduce the principal amount or rate of interest on or any premium payable upon the redemption of any Debt Security,

     - reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof,

     - change the Place of Payment where, or the coin or currency in which, principal, premium, if any, or interest, if any, on any Debt Security is payable,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity or Redemption Date,

     - reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with various provisions of the indenture or for waiver of various defaults, or

     - modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that various other provisions of the indenture may not be modified or waived without the consent of the holder of each Outstanding Debt Security affected thereby. (Section 902)

     The holders of at least 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by Albertson's with various restrictive provisions of the indenture. (Section 1010) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the indenture with respect to Debt Securities of that series, except a default

     - in the payment of principal of, any premium on or any interest on any Debt Security of such series, or

     - in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

     The indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of Debt Securities, the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Albertson's may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Albertson's or convey, transfer or lease its properties and assets substantially as an entirety to Albertson's, without the consent of the holders of any of the Outstanding Debt Securities under the indenture. However, such consent will be required if:

     - the successor person fails to assume the obligations of Albertson's on the Debt Securities,

     - after giving effect to the transaction (treating any indebtedness which becomes an obligation of Albertson's or any Subsidiary as a result of such transaction as having been incurred by Albertson's or such Subsidiary at the time of such transaction), an Event of Default, or an event which, after notice or lapse of time, would become an Event of Default, will have occurred and be continuing, or

     - various other conditions are not met. (Section 801)

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that, if such provision is made applicable to the Debt Securities of any series, Albertson's may elect:

          (1) to defease and be discharged from any and all obligations in respect of such Debt Securities except for various obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust (referred to as "Defeasance"), or

          (2) (a) to omit to comply with various restrictive covenants in Sections 1005 through 1009 of the indenture (including the covenants referred to above under "Certain Covenants of Albertson's"), and

          (b) to deem the occurrence of any event referred to in clauses (4) (with respect to Sections 1005 through 1009 inclusive), (5) or (7) under "Events of Default" above not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series as provided in Section 1303 of the indenture on or after the date the conditions set forth in Section 1304 of the indenture are satisfied (referred to as "Covenant Defeasance"), in either case upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective Stated Maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the indenture and the Debt Securities of such series. Such a trust may be established only if, among other things, Albertson's has delivered to the trustee an opinion of counsel to the effect that the holders of the Outstanding Debt Securities of such series will not recognize gain or loss for federal income tax purposes as a result of such deposit, Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, Defeasance or Covenant Defeasance had not occurred. Such opinion, in the case of Defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. The prospectus supplement relating to a series of Debt Securities may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance with respect to such Debt Securities. (Article Thirteen)

     If Albertson's omits to comply with various covenants of the indenture with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. Albertson's will, however, remain liable for such payments.

NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register. (Sections 101 and 106)

REPLACEMENT OF SECURITIES

     Albertson's will replace any mutilated Debt Security at the expense of the holder upon surrender of such Debt Security to the trustee. Albertson's will replace Debt Securities that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the Debt Security or evidence of the destruction, loss or theft of the Debt Security satisfactory to Albertson's and the trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the trustee and Albertson's may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

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GOVERNING LAW

     The indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The indenture contains various limitations on the right of the trustee, if it becomes a creditor of Albertson's, to obtain payment of claims in various cases or to realize for its own account on various property received in respect of any such claim as security or otherwise. (Section 613) The trustee will be permitted to engage in various other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the trustee serves as trustee, the trustee must eliminate such interest or resign. (Section 608) U.S. Bank Trust National Association currently provides various banking and financial services to Albertson's in the ordinary course of business and may provide such services in the future.

                              PLAN OF DISTRIBUTION

     Albertson's may sell any series of Debt Securities being offered hereby in one or more of the following ways from time to time:

     - to underwriters for resale to the public or to institutional investors, or

     - directly or through agents to other purchasers.

     The accompanying prospectus supplement will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters or agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from Albertson's or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from Albertson's and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter or agent will be identified, and any such compensation received from Albertson's will be described, in the applicable prospectus supplement.

     Under agreements which may be entered into by Albertson's, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by Albertson's against various liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the applicable prospectus supplement, Albertson's will authorize underwriters or other persons acting as agents for Albertson's to solicit offers by various institutions to purchase Debt Securities from Albertson's pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Albertson's. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities will not at the time of delivery be

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

prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Various of the underwriters who participate in the distribution of Debt Securities and their affiliates may perform various commercial banking and investment banking services for Albertson's from time to time in the ordinary course of business.

     The place and time of delivery for the Debt Securities in respect of which this prospectus is delivered are set forth in the applicable prospectus supplement.

     Unless otherwise indicated in the applicable prospectus supplement, each series of Debt Securities will be in a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom Debt Securities are sold by Albertson's for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

     Certain legal matters relating to the validity of the Debt Securities offered hereby will be passed upon for Albertson's by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Albertson's and its consolidated subsidiaries (except American Stores Company as of January 30, 1999 and for each of the two years in the period ended January 30, 1999) as of February 3, 2000 and January 28, 1999 and for each of the three years in the period ended February 3, 2000, incorporated by reference in this prospectus supplement from Albertson's Annual Report on Form 10-K filed on April 25, 2000, have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference. The consolidated financial statements of American Stores Company and subsidiaries (consolidated with those of Albertson's) not presented separately herein have been audited by Ernst & Young LLP as stated in their report, which is incorporated herein by reference. Such financial statements of Albertson's and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

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

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                                  $600,000,000

                               ALBERTSON'S, INC.

                          7.25% SENIOR NOTES DUE 2013
                        8.00% SENIOR DEBENTURES DUE 2031

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                         BANC OF AMERICA SECURITIES LLC
                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                         BANC ONE CAPITAL MARKETS, INC.
                           U.S. BANCORP PIPER JAFFRAY
                           WACHOVIA SECURITIES, INC.
                          FIRST UNION SECURITIES, INC.
                        THE WILLIAMS CAPITAL GROUP, L.P.

                                 April 27, 2001

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